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                                                                   EXHIBIT 10(m)

Mr. John T. Mills
33 West Oak Drive
Houston, TX 77056

September 25, 2000

Dear John,

In consideration for your agreeing to continue your employment with USX Corporation and its subsidiaries until at least December 1, 2001, and to provide the Corporation with notice of your retirement at least 90 days prior to the date of your retirement, the Corporation agrees to provide the benefits outlined in Sections I. and II. below if you retire during the period December 1, 2001, through December 1, 2003.

I. Pension Benefits

  A. Value of Enhanced Early Retirement Benefit

     The Corporation will provide a pension supplement to you upon your retirement from the Corporation, or upon your death prior to retirement, equal to the excess of (1) minus (2) below:

    (1) the sum of the pension and surviving spouse benefits which would be provided on your behalf under the Retirement Plan of Marathon Oil Company (the "Retirement Plan") and the Excess Benefit Plan of Marathon Oil Company, if such benefits were calculated using -

       (a) your actual age at retirement (or death) plus three years, for purposes of applying the Retirement Plan's early retirement factors;

       (b) your actual Retirement Plan participation at retirement (or death) plus three years;

       (c) the "Current Interest Rate Assumption" provided in the Retirement Plan, except that such rate shall not exceed the "Current Interest Rate Assumption" that is in effect on December 1, 2000 (i.e., 4.5%); and

       (d) the actuarial factors and assumptions that are in effect under the Retirement Plan as of December 1, 2000, using your actual age at retirement;

    (2) the sum of the pension and surviving spouse benefits which are actually payable on your behalf under the Retirement Plan and the Excess Benefit Plan of Marathon Oil Company as of your retirement (or death).

     For purposes of determining the amounts in (1) and (2) above, benefits will be based upon the amount of immediate pension payable in the form of a lump sum distribution under the terms of the applicable plan. Salary and bonuses paid by USX Corporation shall be taken into account in calculating final average pay under the applicable plans.
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  B. July 22, 1998 Agreement

     The Corporation agrees to modify the calculation of the amount payable, if any, under the July 22, 1998 letter agreement signed by Mr. T. J. Usher and Mr. John T. Mills regarding the recognition of USX Corporation service as participation service under the Marathon plans (the "July 1998 Agreement"), so that the Retirement Plan and Excess Benefit Plan benefits referenced in paragraphs (1) and (2) of such agreement are calculated using the Enhanced Early Retirement Benefit described in paragraph A.(1) above.

II.  Retiree Medical

     The Corporation will provide additional compensation to you upon your retirement from the Corporation, or upon your death prior to retirement, equal to the excess, if any, of (A) your member contributions for you and your covered dependents under the Health Plan of Marathon Oil Company (the "Health Plan"), over (B) such member contributions that you would have paid under the age and service point system provided for in the Health Plan if your age and service was calculated using: (1) your actual age at retirement (or death) plus three years, and (2) your actual years of service at retirement (or death) plus three years.

     The additional compensation payable under this Section II will be paid in a single sum upon retirement and will be equal to the actuarial value of such excess amount each month during your and your spouse's life expectancies, using the actuarial factors and assumptions that are in effect under the Retirement Plan as of December 1, 2000.

To the extent a pension supplement and/or additional compensation is payable under this agreement, it will be paid by USX Corporation or Marathon Oil Company, whichever is your employer at the time of retirement. Except as specifically modified by this agreement, the terms and provisions of the July 1998 Agreement remain in force.

Sincerely,

/s/  T. J. Usher

T. J. Usher


           Agreed to:    /s/  John T. Mills           September 25, 2000
                       -------------------------
                              John T. Mills



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